Exhibit 99.1

CyberOptics Reports Second Quarter Operating Results

Minneapolis, MN—August 1, 2012—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the second quarter of 2012 ended June 30.

•	Consolidated sales totaled $13.0 million, up from $11.3 million in this year’s first quarter but down from $16.9 million in the second quarter of 2011, reflecting greater than anticipated weakness in the global electronics market.

•	Operating income of $98,000 was up from $92,000 in the first quarter of 2012, but down from $1.8 million in last year’s second quarter.

•	Net income came to $143,000 or $0.02 per diluted share in this year’s second quarter, compared to $92,000 or $0.01 per diluted share in the first quarter and $1.4 million or $0.20 per diluted share in the year-earlier period.

•	Backlog at June 30, 2012 totaled $4.3 million, compared to $5.6 million at the end of this year’s first quarter.

•	Cash and marketable securities increased $1.8 million to $32.3 million at June 30, 2012 from $30.5 million at December 31, 2011. Cash reserves at the end of this year’s second quarter also were up substantially from $23.9 million at June 30, 2011.

Kathleen P. Iverson, chief executive officer and chair, commented: “We previously believed that the first quarter of 2012 marked the trough of a multi-quarter cyclical downturn in the global electronics industry. However, the extent of the market downturn caused by continued weakening of the global economy negatively affected our second quarter results. Given widespread market weakness, we experienced reduced year-over-year demand for most of our product categories, although revenue was sequentially higher in the second quarter of 2012. A slowing Chinese economy and continued economic turmoil in Europe, which drove heightened customer caution in our markets, were significant contributing factors to the lower demand for our sensor and system products. In addition, sensor sales continued to be affected by the absence of solar sensor sales due to persistently sluggish conditions in the solar market.

She continued: “Despite the difficult operating environment, sales of our best-in-class automated optical inspection (AOI) systems, which are based upon CyberOptics’ unique strobed inspection module technology, were up 4% on a year-over-year basis, reflecting continued market share gains in the AOI market. We were particularly encouraged by the solid market reception accorded our new off-line and integrated in-line AOI tabletop systems that are part of our tiered product strategy, which is intended to increase the size of CyberOptics’ served market. Sales of these products totaled approximately $500,000 in the second quarter of 2012. The success of our AOI products is the direct result of CyberOptics’ ongoing commitment to product development, an emphasis we plan to maintain as we continue working on next-generation products. We believe these new products will position us to capture additional market share and help fuel our future growth and profitability. In addition, we are continuing to evaluate strategic acquisition opportunities as a means for entering new markets with related technologies.”

Iverson added: “We are fully consolidating our Portland-based semiconductor operations into our Minneapolis headquarters facility. We believe this move, which will result in a restructuring charge of approximately $300,000 in the third quarter, will allow us to accelerate development of our WaferSense products through more efficient access to CyberOptics’ sensor engineering talent, while further streamlining our business. This action will have no impact on our global sales and service capabilities. Sales of our WaferSense product line were up 15% sequentially and 17% year-over-year, and our consolidation initiative will enable WaferSense to remain a growing and important component of our product mix.

Iverson continued: “Given the prolonged weakness in the global economy, we believe sluggish market conditions will likely extend at least through the end of 2012. Based upon this outlook, we believe CyberOptics’ second half sales may be lower than the level posted in this year’s first six months. And since we plan to continue funding our product development initiatives at a relatively high level, maintaining profitability in 2012 may be challenging. Despite this near-term outlook, we remain confident about CyberOptics’ longer-term future, as we prepare for the next upturn of the electronics market by developing a range of important next-generation products.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability we achieve in 2012; success of anticipated new OEM and end-user opportunities; the need for a valuation allowance with respect to our deferred tax assets; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 1-877-941-0843 prior to the start of the call and providing the conference ID: 4552165 or by listening to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call will be available one hour after the call at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$13,003	$16,859	$24,283	$30,209
Cost of revenue	7,474	9,352	13,519	16,095
Gross margin	5,529	7,507	10,764	14,114
Research and development expenses	2,062	1,947	3,979	3,765
Selling, general and administrative expenses	3,369	3,671	6,595	7,328
Amortization of intangibles	—	45	—	90
Income from operations	98	1,844	190	2,931
Interest income and other	(76)	(7)	(41)	79
Income before income taxes	22	1,837	149	3,010
Provision (benefit) for income taxes	(121)	439	(86)	766
Net income	$143	$1,398	$235	$2,244
Net income per share - Basic	$0.02	$0.20	$0.03	$0.33
Net income per share - Diluted	$0.02	$0.20	$0.03	$0.32
Weighted average shares outstanding - Basic	6,935	6,894	6,934	6,893
Weighted average shares outstanding - Diluted	6,994	6,948	6,988	6,941

Condensed Consolidated Balance Sheets

	June 30, 2012	Dec. 31, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$10,863	$13,791
Marketable securities	10,859	10,640
Accounts receivable, net	8,627	11,909
Inventories	12,249	11,052
Income tax refunds and deposits	539	196
Other current assets	1,433	1,238
Deferred tax assets	2,372	2,518
Total current assets	46,942	51,344

Marketable securities	10,566	6,106
Intangible and other assets, net	796	799
Fixed assets, net	1,520	1,400
Other assets	138	137
Deferred tax assets	3,045	3,130
Total assets	$63,007	$62,916

Liabilities and Stockholders’ Equity
Accounts payable	$4,740	$4,081
Accrued expenses	2,975	4,312
Total current liabilities	7,715	8,393

Other liabilities	1,513	1,554
Total liabilities	9,228	9,947

Total stockholders’ equity	53,779	52,969
Total liabilities and stockholders’ equity	$63,007	$62,916

Backlog Schedule:
3rd Quarter 2012		$3,609
4th Quarter 2012 and beyond		671
Total backlog		$4,280